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                                                                    EXHIBIT 23.1

                         CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated (i) January 26, 1998 (except with respect to the matters discussed in Note 15 as to which the date is February 24, 1998), January 29, 1998, and February 25, 1997 included in Boykin Lodging Company's Form 10-K for the year ended December 31, 1997, (ii) May 17, 1997 included in Boykin Lodging Company's Forms 8-K/A filed June 2, June 17, and June 19, 1997, (iii) May 16, 1997 included in Boykin Lodging Company's Form 8-K/A filed June 17, 1997, and (iv) August 14, 1997 included in Boykin Lodging Company's Form 8-K/A dated February 5, 1998, and to all references to our Firm included in this registration statement.

                                          /s/ ARTHUR ANDERSEN LLP


Cleveland, Ohio
April 15, 1998